Exhibit 99.1

PRESS RELEASE | July 6, 2022 | NASDAQ:PLL

PIEDMONT LITHIUM ADDED TO RUSSELL 2000® INDEX

BELMONT, N.C., July 6, 2022 — Piedmont Lithium (Nasdaq:PLL; ASX:PLL), a leading, diversified developer of lithium resources critical to the U.S. electric vehicle supply chain, was added as a member of the U.S. Russell 2000® Index and the Russell Microcap Index as part of the 2022 Russell indexes reconstitution. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index.

Annual reconstitution of the Russell indexes captures the 4,000 largest US stocks as of May 6, ranking them by total market capitalization. Membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“We are extremely pleased to have been added as a member of the U.S. Russell 2000® Index,” said Keith Phillips, Piedmont Lithium CEO. “One of the objectives of our redomiciling in 2021 was to qualify for important stock indices that require U.S. domiciliation. Piedmont shares are now held by many index funds, including those managed by State Street, Vanguard, Blackrock, and others, and we hope that these long-term holders will support our shareholder value creation objectives in the longer-run.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 2000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

For further information, contact:

Erin Sanders VP, Corporate Communications T: +1 704 575 2549 E: esanders@piedmontlithium.com	Christian Healy/Jeff Siegel Media Inquiries E: Christian@dlpr.com E: Jeff@dlpr.com

About Piedmont Lithium:
Piedmont Lithium (Nasdaq:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our wholly-owned Carolina Lithium and LHP-2 Projects in the United States and partnerships in Quebec with Sayona Mining (ASX:SYA) and in Ghana with Atlantic Lithium (AIM:ALL). These geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. For more information, visit www.piedmontlithium.com.

Headquarters – United States	Australia Address	info@piedmontlithium.com
42 E Catawba Street	Level 9, 28 The Esplanade	www.piedmontlithium.com
Belmont, NC 28012	Perth WA 6000
704 461 8000	+61 8 9322 6322
ARBN 647 286 360

About FTSE Russell:
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $20 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

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